As filed with the Securities and Exchange Commission on November 17, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under
The Securities Act of 1933

CANCERVAX CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	52-2243564

(State of incorporation)	(I.R.S. Employer Identification No.)

2110 Rutherford Road
Carlsbad, California 92008
(760) 494-4200
(Address of principal executive offices, including zip code, and telephone number)

CancerVax Corporation Amended and Restated 2003 Equity Incentive Award Plan

(Full title of the plan)

David F. Hale
President and Chief Executive Officer
CancerVax Corporation
2110 Rutherford Road
Carlsbad, California 92008
(760) 494-4200
(Name, address, and telephone number, including area code, of agent for service)

Copies to:
Scott N. Wolfe, Esq.
Adam K. Simpson, Esq.
Latham & Watkins LLP
12636 High Bluff Drive, Suite 300
San Diego, CA 92130
(858) 523-5400

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
Title	Amount	Offering	Aggregate	Amount of
of Securities to	to be	Price	Offering	Registration
be Registered	Registered(1)	Per Share	Price	Fee
Common Stock $0.00004 par value(2)	8,176,722 (3)	$8.48 (4)	$69,338,603	$8,786

(1)	Pursuant to Rule 416(a), this Registration Statement shall also cover any additional shares of the Registrant’s common stock, par value $0.00004 per share (the “Common Stock”), that become issuable under the plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2)	Attached to and traded with each share of Common Stock being registered hereunder, if issued prior to the termination by the Registrant of its Stockholder Rights Plan, is a right to purchase one one-thousandth of a share of the Registrant’s Series A Junior Participating Preferred Stock. Prior to the occurrence of certain events, such rights will not be exercisable or evidenced separately from the Common Stock.

(3)	Represents 8,176,722 additional shares of Common Stock available for future issuance under the CancerVax Corporation Amended and Restated 2003 Equity Incentive Award Plan (the “2003 Plan”) pursuant to an amendment of the 2003 Plan approved by the stockholders of the Registrant on June 10, 2004. Such shares are described below under the Explanatory Note. The offer and sale of 2,500,000 shares of Common Stock, which have been or may be issued under the 2003 Plan, have previously been registered pursuant to Form S-8 Registration Statement File No. 333-110085.

(4)	This estimate is made pursuant to Rule 457(h) solely for purposes of calculating the registration fee. For the 8,176,722 shares of Common Stock available for future grants under the 2003 Plan, the Proposed Maximum Offering Price Per Share is $8.48 per share, based on the average of the high ($8.71) and low ($8.25) prices of the Registrant’s Common Stock as reported on the Nasdaq National Market on November 12, 2004.

EXPLANATORY NOTE

     This Registration Statement on Form S-8 registers the offer and sale of an additional 8,176,722 shares of common stock (the “Common Stock”) of CancerVax Corporation (the “Company”) for issuance under the CancerVax Corporation 2003 Equity Incentive Award Plan (the “2003 Plan”). The offer and sale of 2,500,000 shares of Common Stock, which have been or may be issued under the 2003 Plan, have previously been registered pursuant to Form S-8 Registration Statement File No. 333-110085 (the “First Registration Statement”).

     Pursuant to the First Registration Statement, the Company registered 2,500,000 shares of its Common Stock issuable under the 2003 Plan. The 2003 Plan was amended and restated effective June 10, 2004. The amended and restated 2003 Plan authorizes the issuance of a number of shares of Common Stock equal to the sum of (i) 2,500,000 shares, (ii) the number of shares of Common Stock remaining available for issuance and not subject to options granted under the CancerVax Corporation Third Amended and Restated 2000 Stock Incentive Plan (the “2000 Plan”) as of June 10, 2004, (iii) with respect to awards granted under the 2000 Plan on or before June 10, 2004, that expire or are canceled without having been exercised in full or shares of Common Stock that are repurchased pursuant to the terms of awards granted under the 2000 Plan, the number of shares of Common Stock subject to each such award as to which such award was not exercised prior to its expiration or cancellation or which are repurchased, plus (iv) an amount on June 10, 2004 and each June 10th during the term of the 2003 Plan, equal to the least of 5% of our outstanding shares of Common Stock on such date, 2,500,000 shares, or a lesser amount determined by our board of directors.

     The increase on June 10, 2004 pursuant to clause (iv) above was 1,337,659 shares. The Company is hereby registering such additional 1,337,659 shares for issuance pursuant to the 2003 Plan plus 5,000,000 shares to cover future increases pursuant to such provision of the 2003 Plan.

     As of June 10, 2004, the Company has terminated the 2000 Plan and 45,637 shares remained available for issuance under the 2000 Plan and 1,793,426 shares were subject to outstanding awards granted under the 2000 Plan. Pursuant to the amendment to the 2003 Plan, these shares are now issuable or may become issuable under the 2003 Plan as described in clauses (ii) and (iii) above. The Company is hereby registering such additional 1,839,063 shares for issuance pursuant to the 2003 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10 (a) PROSPECTUS

Item 1. Plan Information.

Not required to be filed with this Registration Statement.

Item 2. Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents previously filed with the Securities and Exchange Commission (the “SEC”) by the Company are incorporated by reference in this Registration Statement:

•	its Annual Report on Form 10-K for the year ended December 31, 2003;

•	its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004;

•	its Current Reports on Form 8-K, filed by the Company on March 15, 2004, July 15, 2004, October 21, 2004 and November 8, 2004;

•	the description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A filed under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on October 24, 2003, including any subsequent amendment or report filed for the purpose of amending such description; and

•	the description of the Company’s Series A Junior Participating Preferred Stock Purchase Rights contained in the Company’s Registration Statement on Form 8-A filed under Section 12(g) of the Exchange Act on November 12, 2004, including any subsequent amendment or report filed for the purpose of amending such description.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, are incorporated by reference in this Registration Statement and are a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

     The Company is incorporated under the laws of the State of Delaware. As permitted by Section 102 of the Delaware General Corporation Law, the Company has adopted provisions in its amended and restated certificate of incorporation and amended and restated bylaws that limit or eliminate the personal liability of the Company’s directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to the Company or its stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to the Company or its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

•	any transaction from which the director derived an improper personal benefit.

     These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. The Company’s amended and restated certificate of incorporation also authorizes the Company to indemnify its officers, directors and other agents to the fullest extent permitted under Delaware law.

     As permitted by Section 145 of the Delaware General Corporation Law, the Company’s bylaws provide that:

•	the Company may indemnify its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

•	the Company may advance expenses to its directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

•	the rights provided in the Company’s bylaws are not exclusive.

     The Company’s amended and restated certificate of incorporation and its amended and restated bylaws provide for the indemnification provisions described above. In addition, the Company has entered into separate indemnification agreements with its directors and officers which may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements may require the Company, among other things, to indemnify its officers and directors against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements also may require the Company to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. In addition, the Company has purchased a policy of directors’ and officers’ liability insurance that insures its directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of the Company’s officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

     The following is a list of exhibits filed as part of this Registration Statement, which are incorporated herein:

Exhibit
Number	Document
4.1*	CancerVax Corporation Amended and Restated 2003 Equity Incentive Award Plan and Form of Option Agreement

5.1*	Opinion of Latham & Watkins LLP

23.1*	Consent of Ernst & Young LLP

23.2*	Consent of Latham & Watkins LLP (contained in Exhibit 5.1)

24.1*	Power of Attorney (included in the signature page of this Registration Statement)

*	Filed herewith.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

                (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

              (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

                (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carlsbad, State of California, on this 17th day of November, 2004.

CANCERVAX CORPORATION

By:	/s/ David F. Hale

David F. Hale
President and Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each such person whose signature appears below constitutes and appoints, jointly and severally, David F. Hale and William R. LaRue his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ David F. Hale	President, Chief Executive Officer and	November 17, 2004
David F. Hale	Director (Principal Executive Officer)

/s/ William R. LaRue William R. LaRue	Chief Financial Officer (Principal Financing and Accounting Officer)	November 17, 2004

/s/ Ivor Royston	Chairman of the Board of Directors	November 17, 2004

Ivor Royston

/s/ Michael G. Carter	Director	November 17, 2004

Michael G. Carter

/s/ Cam L. Garner	Director	November 17, 2004

Cam L. Garner

/s/ Robert E. Kiss	Director	November 17, 2004

Robert E. Kiss

Signature	Title	Date

/s/ Clayburn La Force, Jr.	Director	November 17, 2004

Clayburn La Force, Jr.

/s/ Donald L. Morton	Director	November 17, 2004

Donald L. Morton

/s/ Barclay A. Phillips	Director	November 17, 2004

Barclay A. Phillips

/s/ Phillip M. Scheider	Director	November 17, 2004

Phillip M. Schneider

/s/ Gail S. Schoettler	Director	November 17, 2004

Gail S. Schoettler

INDEX TO EXHIBITS

Exhibit
Number	Document
4.1*	CancerVax Corporation Amended and Restated 2003 Equity Incentive Award Plan and Form of Option Agreement

5.1*	Opinion of Latham & Watkins LLP

23.1*	Consent of Ernst & Young LLP

23.2*	Consent of Latham & Watkins LLP (contained in Exhibit 5.1)

24.1*	Power of Attorney (included in the signature page of this Registration Statement)

*	Filed herewith.